UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Boston Capital Real Estate Investment Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a letter which was mailed to Boston Capital Real Estate Investment Trust, Inc. (the “Company”) stockholders and financial advisors whose clients include Company stockholders, on November 15, 2007 (the “Letter”).

November 15, 2007

Dear Shareholder:

                We have been advised that you will be receiving materials shortly (if you have not already received them) from Madison Liquidity Investors, LLC offering to purchase up to 4.8% of the outstanding common stock of Boston Capital Real Estate Investment Trust, Inc. (the “Company”) at $10.45 per share.

                When and if you receive these materials, please see the following pages for the Company’s position with respect to this offer.

 Sincerely,

Jeffrey Goldstein

President

Boston Capital Real Estate Investment Trust, Inc.

Offer from Madison Liquidity Investors, LLC

Madison Liquidity Investors, LLC (“Madison”) is offering to purchase up to 4.8% of the outstanding common stock (the “Shares”) of Boston Capital Real Estate Investment Trust, Inc. (“we,” “us” or the “Company”) from the Company’s stockholders at $10.50 per Share (the “Madison Offer”).  According to the Madison Offer, the price of $10.50 per Share will be reduced by any and all distributions made on or after November 23, 2007, including, but not limited to, the distribution for November 2007 that has been authorized by the Company’s Board of Directors (the “Board”) resulting in an estimated net purchase price of $10.45 per Share.  You should be aware that the Board recently authorized a distribution for December 2007, which, according to the Madison Offer, will further reduce the amount that you would receive per Share if you accept the Madison Offer.

We believe that Madison’s proposed estimated net purchase price of $10.45 per Share (further reduced by the distribution for December 2007 and any other distributions authorized by the Board) is at a substantially lower value than the $13.30 per Share that you would be paid if the proposed Merger (described below) is consummated as expected during the first quarter of 2008.**  The total per Share consideration to be received by our stockholders upon consummation of the transactions (the “Merger”) contemplated by the Agreement and Plan of Merger that we entered into on October 23, 2007 (the “Merger Agreement”) is (a) $13.30 in cash plus (b) an amount equal to the product obtained by multiplying $0.00164384 by the number of days between the last dividend declaration date for which regular monthly dividends on the Shares have been declared and the date immediately prior to the closing date of the Merger (the “Stub Dividend”).  For the reasons set forth below, we believe that by accepting the Madison Offer for your Shares, you may not realize the full value of your Shares.

In making your determination whether to accept the Madison Offer, we suggest that you consider the following information:

1.      Pending Sale of the Company.

We recently disclosed in filings with the Securities and Exchange Commission (the “SEC”) that we have entered into the Merger Agreement pursuant to which you will be entitled to receive $13.30 per Share (plus the Stub Dividend) in cash for each of your Shares upon the closing of the Merger (the “Merger Consideration”).

The Merger Consideration (excluding the Stub Dividend) per Share represents a $2.85 premium (approximately 27%) over the estimated net purchase price of $10.45 per Share.  If you accept the Madison Offer, you will not be entitled to receive the $13.30 (plus the Stub Dividend) per Share Merger Consideration.  In addition, if you accept the Madison Offer, you will have agreed that Madison is entitled to all distributions made by the Company on or after November 23, 2007, including (i) the distribution authorized by the Board in an amount of $0.00164384 per Share, per day and pro-rated for the period of ownership, payable on December 21, 2007 (the “November Distribution”), (ii) the distribution authorized by the Board in an amount of $0.00164384 per Share, per day and pro-rated for the period of ownership, payable no later than January 23, 2007 (the “December Distribution”) and (iii) any other distributions authorized by the Board after November 23, 2007.

If you do the following NOW:	You will likely be entitled to receive the following during the FIRST QUARTER (January — March 2008):

Agree to sell your Shares to Madison	$10.45 per Share*

Decide NOT to sell your Shares to Madison and the Merger closes	$13.30 per Share plus the Stub Dividend**

*

The per Share price represents the estimated net share purchase price set forth in the Madison Offer.  In addition, you will not receive any distributions made on or after November 23, 2007, including, without limitation, the November Distribution, the December Distribution and any other distributions authorized by the Board.

**	The closing of the Merger is subject to customary closing conditions including, among other things, the approval of the Merger by the affirmative vote of the holders of a majority of our Shares entitled to vote on the approval of the Merger.  In addition, if you do not sell your Shares between now and the closing of the Merger, you will receive the November Distribution, the December Distribution and any other distributions authorized by the Board.

2.      Fairness of the Madison Offer.

According to the terms of the Madison Offer, Madison did not claim to retain an independent adviser to evaluate or render any opinion with respect to the fairness of its offer to you. In fact, Madison states in the Madison Offer that “[it] believes that the value of the Shares will ultimately be more than the price [it is] offering”.

3.      Madison Offer is Irrevocable; Timing

According to the Madison Offer, once you agree to sell your Shares to Madison and Madison accepts your offer, your agreement will be IRREVOCABLE and you will not be able to change your decision.  In addition, you will be giving Madison the power to collect and keep all distributions from that time forward, including the November Distribution, the December Distribution, any other distributions authorized by the Board and any Merger Consideration attributable to your Shares even though you may not receive payment from Madison for your Shares until a date later than those authorized for payment of the distributions.

Under the terms of the Merger Agreement, the Company may continue to declare and pay regular monthly cash dividends at a rate of $0.00164384 per Share outstanding, per day and pro-rated for the period of ownership. Any dividends declared and not paid as of the closing of the Merger will be included in the Merger Consideration.

4.      Fees and Commissions.

The Madison Offer references certain benefits that can be realized by selling to Madison, such as the ability to liquidate your holdings for cash without paying brokerage fees or commissions and the elimination of time and expense required to find an interested and trustworthy buyer.  If you determine not to sell your Shares to Madison for the estimated net purchase price of $10.45 per Share (reduced by the December Distribution and any other distributions authorized by the Board) and the Merger is completed, you would realize those same benefits and be entitled to receive $13.30 per Share (plus the Stub Dividend).

You should weigh all of the foregoing factors against the risks of continuing to own your Shares, including the following:

•	The Merger may not be completed and, in that case, you will not be able to liquidate your investment through the Merger;

•	If the Merger is not completed and you reject the Madison Offer, we cannot assure you that you will realize a value for your Shares greater than the Madison Offer;

•

If you need immediate liquidity, the sale of your Shares to Madison may be the fastest means of liquidating your investment because there is no active public trading market for the Shares, and the Company has suspended its Share Redemption Program, and there are no assurances that the Merger will be completed; and

•	Continuing to hold the Shares also subjects you to the risk of a decrease in value of your investment.

We suggest you consult with your own personal tax, financial and legal advisers prior to accepting the Madison Offer. NO ACTION REGARDING THE MADISON OFFER IS NECESSARY IF YOU WISH TO RETAIN YOUR SHARES.  If your personal financial situation requires immediate liquidity, we suggest that you consider other options, in addition to the Madison Offer, for selling your Shares that may be more equitable to you. You may wish to discuss these options with your financial adviser.

The Company has been advised that, because the Madison Offer is for less than 5% of the outstanding securities of the Company (commonly referred to as a “mini-tender offer”), the Madison Offer is NOT subject to all of the filing, disclosure and procedural requirements of the federal securities laws and regulations. The SEC has issued an investor alert concerning such offers which can be accessed at the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm. We recommend that you review this alert before taking any action with respect to the Madison Offer.

Forward-Looking Statements

Certain items in this letter may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the consummation of the Merger and the expected timing thereof, the future performance of the apartment communities, and other statements that are not historical facts, and/or statements containing words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “could”, “target(s),” “project(s),” “will,” “believe(s),” “seek(s),” “estimate(s)” and similar expressions. These statements are based on management’s current expectations, beliefs and assumptions and are subject to a number of known and unknown risks, uncertainties and other factors, including those outside of our control that could lead to actual results materially different from those described in the forward-looking statements. The Company can give no assurance that its expectations will be attained.  Factors that could cause actual results to differ materially from the Company’s expectations and those described in the forward looking statements include, but are not limited to: the (1) failure of closing conditions to be satisfied, including the failure of the Company’s stockholders to approve the Merger; (2) the failure of the other parties to the Merger Agreement (the “Buyer Parties”) to obtain the necessary financing arrangements in order to fund the Merger Consideration; (3) the occurrence of any effect, event, development or change that could give rise to the termination of the Merger Agreement; (4) the failure of the Merger, or any of its components, to close for any other reason; (5) in the event of default by the Buyer Parties, the $20 million guaranty that their affiliates have provided to secure their obligations may not be collectible or adequate to cover damages or the guarantors may default on their obligations under the guaranty; (6) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Merger and (7) such other risk factors that are set forth in the Company’s Annual Report on Form 10-K and other filings with the SEC.  Such forward-looking statements speak only as of the date of this press release.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Cautionary Statements

This communication is being made in respect of the proposed Merger involving the Company and the parties to the Merger Agreement. In connection with the proposed Merger, the Company has filed with the SEC on November 14, 2007 a preliminary proxy statement.  THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The proxy statement and other relevant materials and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, investors may obtain free copies of the documents filed with the SEC by the Company by directing a written request to Boston Capital Real Estate Investment Trust, Inc., One Boston Place, Suite 2100, Boston, MA 02108-4406. Attention: Amanda Roy.  The definitive proxy statement will be mailed to the Company’s stockholders.

The Company and its respective directors and executive officers and other members of management may be deemed participants in the solicitation of proxies in respect to the proposed merger.  You can find information regarding the directors and executive officers of the Company in the proxy statement for the Company’s annual meeting of stockholders filed with the SEC on April 19, 2007.  Updated information regarding the directors and executive officers of the Company can be obtained by reading the proxy statement filed in connection with the Merger, as it may be amended from time to time.